EXHIBIT 99.13

SHARE SALE AGREEMENT

This SHARE SALE AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of May 2019, by and between Mr. Arthur Mayer-Sommer bearer of Swiss passport No. * * *, from * * *, Herzelia, Israel (the “Vendor”); and Capri Family Foundation, a foundation organized under the laws of the Republic of Panama, Ficha number 39587, document number 1698183 having its principal executive offices at PH Venturi House, 49 Street, Bella Vista, Panama City, Republic of Panama (the “Purchaser”);

The Vendor and the Purchaser are referred to collectively herein as “Parties” and separately as a “Party”.

WHEREAS, the Vendor is beneficial owner of 255,240 shares of a listed company Optibase Ltd. (the “Company”) (NASDAQ: OBAS) (the “Shares”); and

WHEREAS, the Vendor desires to sell the Shares of the Company, and the Purchaser desires to purchase the shares capital of the Company;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	THE TRANSACTION
The Purchase of the Vendor's Shares
1.1.
Subject to the terms and conditions of this Agreement the Vendor shall sell as beneficial owner with full title guarantee and the Purchaser shall purchase the Shares, free from all liens, charges and encumbrances and with all rights attaching to them, with effect from today's date.

1.2.
The Purchaser shall purchase and the Vendor shall sell to the Purchaser the Shares in consideration of the purchase price of  CHF 10.516 (ten point five one six Swiss Francs) per share and totaling in the sum CHF 2,684,185.52 (two million six hundred thirty four thousand one hundred twenty two Swiss Francs and seventy four cents) (the “Purchase Price”).

1.3.	Simultaneously with the signature of this Agreement by the Parties, the Vendor shall sign a share transfer deed transferring all title in the Shares to the Purchaser.
The share transfer deed is attached and marked as Exhibit “A” a being an integral part of this Agreement.
1.4.
Furthermore, and concurrently with the signing of the share transfer deed the Vendor shall order the clearing house of bank Leumi Ltd. (holding in favor of the Vendor the Shares) to transfer the Shares to the Purchaser’s clearing house at Julius Bar bank.
The order of transfer to the clearing house is attached and marked as Exhibit “B” a being an integral part of this Agreement.

2.	Representations and Warranties
The Vendor warrants to the Purchaser that
2.1.	It will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser.
2.2.	Without derogating from the abovementioned, the Shares shall be acquired by the Purchaser free of all liens, charges and other encumbrances.
2.3.	No other representations and warranties implied or direct are given to the Purchaser by the Vendor regarding the Shares.
3.	MISCELLANEOUS
3.1.
Applicable Law. This Agreement shall be solely governed by and construed in accordance with the internal substantive laws of the State of Israel, and the Parties hereby irrevocably and unconditionally consent and submit to the exclusive jurisdiction of the Tel-Aviv courts over all matters relating to this Agreement.

3.2.
No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any Person, other than the Parties and their respective successors and permitted assigns, any interest, rights, remedies or other benefits with respect to or in connection with any Agreement or provision contained herein or contemplated hereby.

3.3.
Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

3.4.
Entire Agreement. This Agreement is the full and entire Agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes any and all prior Agreements, understandings, promises and representations made by the Parties, written or oral, concerning the subject matter hereof and the terms applicable hereto, which are terminated hereby and replaced by the terms hereunder and in this Agreement.

3.5.
Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Vendor and the Purchaser. Any amendment or waiver affected in accordance with this Section shall be binding upon the Parties.

3.6.
Notice. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth above, or such other address as any party may designate to the other in accordance with the aforesaid procedure.

3.7.
Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonable necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

The Purchaser	The Vendor
The Capri Family Foundation

/s/ Daniel Tribaldos	/s/ Arthur Mayer- Sommer
Daniel Tribaldos, President	Mr. Arthur Mayer- Sommer

/s/ Raul Eduardo Molina
Raul Eduardo Molina, Secretary